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                                 EXHIBIT 10.1

                BRANCH PURCHASE AND DEPOSIT ASSUMPTION AGREEMENT


     THIS BRANCH PURCHASE AND DEPOSIT ASSUMPTION AGREEMENT (the "Agreement") is entered into as of the 2nd day of July, 1996, between Essex Savings Bank, F.S.B., a federally-chartered stock savings bank (the "Seller"), and CENIT BANK, F.S.B., a federally-chartered stock savings bank (the "Purchaser").

     WHEREAS, the Seller wishes to sell the deposits and certain assets of the branch offices operated by the Seller and listed on EXHIBIT A (each a "Branch," and collectively, the "Tidewater Branches").

     WHEREAS, the Purchaser wishes to purchase the deposits and certain assets of the Tidewater Branches.

     NOW, THEREFORE, in consideration of the foregoing, of the mutual agreements, covenants, representations, warranties and conditions contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Purchaser agree as follows:

                                  ARTICLE 1.
                TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

1.01 EFFECTIVE DATE. Except as otherwise provided herein, the closing date (hereinafter referred to as the "Effective Date") shall be: (i) the later of September 30, 1996 or the last business day of the month next ending at least ten (10) calendar days following the date on which all regulatory approvals for this transaction, required by law and this Agreement, have been obtained and all waiting periods required by statute have expired so that this sale may be legally consummated in accordance with the terms of this Agreement; or
(ii) such other date thereafter as may be mutually agreed to by the parties, which agreement shall not be unreasonably withheld.

1.02  TRANSFER OF ASSETS AND CONSIDERATION THEREFOR.

     (a) Subject to the terms and conditions of this Agreement, the Seller will sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser will purchase from Seller, on the Effective Date:

          (i) all of the Seller's right, title and interest in and to the real property described on EXHIBIT B hereto (the "Branch Property"); and



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          (ii)  all of the Seller's right, title and interest in and to all of the furniture, fixtures and equipment used in the operation of the Hampton and Newport News Branches, except as provided in
                Section 1.11 (the "Fixed Assets"). A schedule of the Fixed Assets will be furnished by the Seller to the Purchaser within ten (10) business days following the date of execution of this Agreement; and

          (iii) all of the Seller's right, title and interest in and to certain deposit related loans of the Tidewater Branches (the "Deposit Loans"), consisting of loans secured by deposit instruments, including but not limited to, savings accounts and certificates, on the books of the Tidewater Branches as of the close of business on the Effective Date. A schedule of the Deposit Loans as of May 31, 1996 will be furnished by the Seller to the Purchaser contemporaneously with the execution of this Agreement; and

          (iv) all of the Seller's right, title and interest in and to the net amount of proration items, as described in Section 1.10, paid by the Seller on or prior to the Effective Date but relating to periods after the Effective Date, deposits (other than those related to the real property leases attached as EXHIBIT C (the "Branch Leases")) held by others with respect to the Tidewater Branches, and cash on hand in the Tidewater Branches.

The purchase price for the Deposit Loans shall be equal to the unpaid principal balance of the Deposit Loans, plus accrued and unpaid interest, as of the close of business on the Effective Date. On the Effective Date, the purchase price for the Deposit Loans shall be calculated based on the unpaid principal balance of the Deposit Loans, plus accrued and unpaid interest, as of 12:01 a.m. of the first day of the month in which the Effective Date occurs (the "Measurement Date"). The purchase price for the Deposit Loans shall be paid by offsetting the purchase price against the deposit liabilities assumed pursuant to Section 1.02(d).

     (b) The Seller may elect to exclude the Grafton Branch from the Tidewater Branches by delivering notice of such exclusion to Purchaser on or before July 16, 1996. Upon delivery of such notice, the Purchaser shall have no obligation under this Agreement regarding the Grafton Branch.

     (c) The Seller acknowledges the Purchaser's intent to relocate the Norfolk and Portsmouth Branches to existing branches operated by the Purchaser and to close the Grafton Branch. If the Seller does not elect to exclude the Grafton Branch from the Tidewater Branches as provided in Section 102(b) above, the Seller will promptly provide all notices required by 12 U.S.C. 1831r-1 regarding the closure of the Grafton Branch. The regulatory applications to be submitted to the OTS in connection with the transactions contemplated by



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this Agreement shall provide notice of the short distance relocations of the
Norfolk and Portsmouth Branches.

     (d) On the Effective Date, subject to the terms and conditions of this Agreement, and in consideration for the aforesaid sale, assignment, transfer, conveyance and delivery:

          (i) the Purchaser will pay to the Seller pursuant to Section 1.05(c), by offset against the deposit liabilities assumed pursuant to subsection (iii) below, the "Fair Market Value" (as defined below) of the Branch Property, calculated as provided in Section 1.07; and

          (ii) the Purchaser will pay to the Seller pursuant to Section 1.05(c), by offset against the deposit liabilities assumed pursuant to subsection (iii) below, the book value of the Fixed Assets, calculated by reference to the Seller's books as of the calendar month next ending on or prior to the Measurement Date; and

          (iii) the Purchaser will assume and agree to pay, perform and discharge all deposit liabilities of the Seller, including accrued interest, now existing or hereafter arising and existing as of the close of business on the Effective Date, attributed on the records of the Seller to the Tidewater Branches (the "Assumed Deposits").

1.03 PAYMENT OF PREMIUM. On the Effective Date, subject to the terms and conditions of this Agreement, the Purchaser also shall pay to the Seller a premium (the "Premium") for the Assumed Deposits in the amount of three percent (3%) of the aggregate balance of Qualifying Deposits. For the purposes of this Agreement, "Qualifying Deposits" shall consist of all Assumed Deposits, other than:

     (a) deposit accounts having a balance, as of the close of business on the Effective Date, in excess of Ninety-Five Thousand Dollars ($95,000) ("Jumbo Accounts"), except for Jumbo Accounts the holders of which have one or more other deposit relationships (other than solely other Jumbo Accounts) with the Seller or the Purchaser involving aggregate deposit balances of at least $750, and

     (b)  the Assumed Deposits associated with the Grafton Branch.

1.04 PURCHASE OF LOANS. All Deposit Loans (and any notes, other evidences of indebtedness or security instruments associated therewith) transferred to the Purchaser on the Effective Date pursuant to Section 1.02 shall be transferred without recourse except as provided in this Agreement and without any representations or warranties as to the collectability of any such Deposit Loans or the creditworthiness of any such obligors.



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1.05 OBLIGATIONS OF THE SELLER ON THE EFFECTIVE DATE.  On the Effective Date,
the Seller will:

     (a) deliver to the Purchaser such of the assets purchased as shall be capable of physical delivery;

     (b) execute, acknowledge (if appropriate) and deliver to the Purchaser Deeds and a Bill of Sale in the forms attached as EXHIBITS D and E hereto, and, at the Seller's expense, all such other deeds, endorsements, assignments or other instruments of conveyance, assignment and transfer as shall be reasonably necessary or advisable to consummate the sale and transfer to the Purchaser of the Branch Property and the Fixed Assets;

     (c) deliver to the Purchaser cash or immediately available funds equal to the Assumed Deposits, measured as of 12:01 a.m. on the Measurement Date, less the sum of:

          (i) the unpaid principal balance, plus accrued and unpaid interest, of the Deposit Loans to be purchased by the Purchaser pursuant to Section 1.02(a)(iii), measured as of 12:01 a.m.
                on the Measurement Date,

          (ii) to the extent not accounted for in the calculation of the Assumed Deposits, all amounts owed by deposit customers as a result of writing a check or similar instrument and creating an overdraft on an account,

          (iii) the payment for the Branch Property and Fixed Assets set forth in Sections 1.02(d)(i) and 1.02(d)(ii),

          (iv) the net amount of proration items, as described in Section 1.10, paid by or obligated to be paid by the Seller on or prior to the Effective Date but relating to periods after the Effective Date,

          (v) the total amount of all unpaid rent and other payments related to the Branch Leases and related to periods after the Effective Date and until the scheduled expiration or termination of the Branch Leases, reduced by the amounts, if any, by which the landlords under the Branch Leases may have agreed to reduce the remaining obligations of the Seller as tenant under the Branch Leases,

          (vi) the amount of all deposits (other than those related to the Branch Leases) held by others with respect to the Tidewater Branches,

          (vii) cash and cash equivalents on hand in the Tidewater Branches, and



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          (viii) the Premium, based on the amount of Qualifying Deposits as of 12:01 a.m. on the Measurement Date.

     (d) assign, transfer and deliver to the Purchaser such of the records pertaining to the Assumed Deposits and the Deposit Loans and any other records reasonably requested by the Purchaser as exist and are in the Seller's possession or control, as detailed in Section 1.08(g).

The Purchaser agrees that it will preserve and safely keep, for as long as may be required by applicable law, all of the signature cards, orders, contracts, forms, taxpayer identification number certifications, and records hereinabove referred to for the joint benefit of itself and the Seller, and that it will permit the Seller and its representatives to inspect, and make extracts from or copies of, any such records, at any reasonable time, and at the expense of the Seller, as shall be reasonably necessary to the Seller for purposes of its records. The Seller agrees that it will preserve and safely keep, for as long as may be required by applicable law, all of the files, books of accounts and records as exist and are in Seller's possession (and not delivered to the Purchaser as provided above) pertaining to the past history of the accounts transferred hereunder, including deposit slips, cancelled checks or withdrawal orders, for the joint benefit of itself and the Purchaser, and that it will permit the Purchaser and its representatives to inspect, and make extracts from or copies of, any such files, books of accounts or records, at any reasonable time and at the expense of the Purchaser, as shall be reasonably necessary to the Purchaser for purposes of its records.

1.06 ASSUMPTION AGREEMENT. To evidence the assumption by the Purchaser of the liabilities and obligations of the Seller assumed pursuant to this Agreement, the Purchaser and the Seller will execute, acknowledge and deliver, on the Effective Date, an Assumption Agreement in the form attached as EXHIBIT F hereto. The Seller acknowledges that the Purchaser does not assume and shall have no liability for any debts, liabilities or obligations of the Seller of any kind whatsoever except as specifically set forth in this Agreement and the Assumption Agreement.

1.07 FAIR MARKET VALUE OF BRANCH PROPERTY. The Branch Property includes the land and improvements associated with the Hampton and Newport News Tidewater Branches. The Seller and Purchaser hereby designate Richard Burroughs of Harvey Lindsay Commercial Real Estate (the "Broker") to determine the fair market value (the "Fair Market Value") of the Branch Property, which will be rendered in the form of a broker's price opinion. The Broker's determination of Fair Market Value shall be reported to the Seller and the Purchaser within thirty (30) days of the date of this Agreement, will be based upon such factors as the Broker deems appropriate, and shall be binding upon the parties. All costs associated with the Broker's determination of Fair Market Value will be shared equally by the Purchaser and the Seller.



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1.08  CERTAIN TRANSITIONAL MATTERS.

     (a) On or before the Effective Date, the Seller and the Purchaser shall cooperate and take all actions as are necessary to arrange for the direct routing to the Purchaser through the check clearing system of the banking industry, effective immediately following the Effective Date, all checks, drafts and withdrawal orders on forms provided by the Seller and carrying its imprint (including name and transit routing number) drawn against amounts transferred to the Purchaser. Such items will be presented to the Seller's item processor ("BISYS") with other items drawn on the Seller's transit routing number. Upon presentation to BISYS the following process will be employed:

          (i) A copy of the report noting all checks, drafts, withdrawal orders and ACH items presented for payment will be sent via facsimile to the Purchaser.

          (ii) A copy of the report noting ACH and other credit items, with all pertinent information, will be sent via facsimile to the Purchaser.

          (iii) Based on the total debits and total credits reported, the Purchaser will take those steps necessary to make wire transfer payment for the net amount due to the Seller at an account to be provided by the Seller.

          (iv) The items presented for payment and/or credit will be consolidated into a cash letter. Said cash letter will be available for pick up by the Purchaser at BISYS by 4 p.m. the day following the day of presentment or at a mutually agreed upon location and time.

All checks, drafts and withdrawal orders drawn against balances transferred will be consolidated into a cash letter by BISYS for pick up by the Purchaser as specified in Section 1.08(a)(iv) above.

          Within ten days after the Effective Date, checks, drafts and withdrawal orders with the Purchaser's transit routing number should be provided to the holders of all transferred accounts with checks, drafts or withdrawal orders carrying the Seller's transit routing number. After ninety
(90) days, or such other period as may be mutually agreed upon by the Seller and the Purchaser, all checks, drafts, and withdrawal orders on forms provided by the Seller and carrying its imprint will be returned to the payee unpaid and will not be available for pick up by the Purchaser.

          All items clearing through Automated Clearing House ("ACH") will be processed and settled by Federal Reserve Bank ("FRB") through the Seller's transit routing number. After presentment of the ACH item, all items settling against accounts transferred to



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the Purchaser will be provided to the Purchaser on a daily ACH clearing report to allow posting of the item to the transferred account. Immediately after the Effective Date, the Purchaser shall use its reasonable best efforts to provide notification of changes to the FRB to request the change of the transit routing number to the Purchaser's number on all ACH items settling to a transferred account. After ninety (90) days, or such other period as may be mutually agreed upon by the Seller and the Purchaser, the ACH item will be returned to the originator and the daily ACH report will not be available to the Purchaser.

          The Purchaser agrees to pay the Seller for all checks, drafts and withdrawal orders drawn against funds transferred to the Purchaser and ACH debit items presented to the Seller drawn against transferred accounts less ACH credit items payable to transferred accounts each day by wire transfer. If ACH credit items exceed debit items, the Seller agrees to make payment to the Purchaser each day via wire transfer.

     (b) After the Effective Date, the Purchaser agrees to pay in accordance with law, up to the collected amount on deposit to the extent of the amount transferred to the Purchaser on the Effective Date (and any other funds available by reason of any agreement between the depositor and the Purchaser), all properly drawn and presented checks, drafts and withdrawal orders presented to the Purchaser by mail, over its counters or through the check clearing system of the banking industry, by depositors of the accounts assumed, whether drawn on the checks, withdrawal or draft forms provided by the Seller, or by the Purchaser, subject to the Purchaser's rules and regulations regarding deposit accounts.

     (c) If any of such depositors, instead of accepting the obligation of the Purchaser to pay the Assumed Deposits, shall demand payment from the Seller for all or any part of the Assumed Deposits, the Seller shall not be liable or responsible for making such payment. Instead, the Seller may, at its discretion, assume custody of the check or other item presented for payment on an account which has been transferred with the Tidewater Branches, and shall immediately forward such items to the Purchaser in the manner provided in subsection (a) above. The Seller shall not, at any time, be liable or responsible for making payment on such items by reason of its obtaining custody of them for transmittal to the Purchaser.

     (d) The Purchaser agrees, no later than noon of the second business day after demand by the Seller, to pay the Seller an amount equivalent to the amount of any uncollected item included in a depositor's balance as of the close of business on the Effective Date which is returned on or within thirty (30) days after the Effective Date as uncollected within the time contemplated by applicable clearinghouse rules and applicable federal regulations and that is not charged directly to the depositor's account with the Purchaser. Provided the Purchaser has not honored checks written on uncollected funds, the extent to which the Purchaser shall be required to make such payment for an item shall be limited to the amount on deposit with the Purchaser at the time the Seller makes the demand aforesaid. Uncollected funds will be defined by the Seller's availability schedules pursuant to Regulation CC.



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      (e)  If the balance due on any Deposit Loan has been reduced by the
Seller as the result of a payment by check received on or prior to the Effective Date, which item is returned within thirty (30) days after the Effective Date as uncollected within the time contemplated by applicable clearinghouse rules, the asset value represented by the Deposit Loan shall be correspondingly increased and an amount in cash equal to such increase shall be paid by the Purchaser to the Seller after the Effective Date upon demand.

     (f) Not later than the last business day of the month following the month in which the Effective Date occurs (the "Settlement Date"), the Seller and the Purchaser shall reconcile the amount of cash or immediately available funds paid by the Seller to the Purchaser on the Effective Date pursuant to
Section 1.05(c) by recalculating the amount payable pursuant to Section 105(c) by substituting measurements of Deposit Loans, Assumed Deposits and Qualifying Deposits, plus accrued interest, as of the close of business on the Effective Date for the measurements as of the Measurement Date that were utilized on the Effective Date, and by making such adjustments to the amounts of proration items utilized for the purposes of Section 1.05(c)(iv) as shall be necessary to reflect bills and invoices received after the Effective Date.
 On the Settlement Date, the Seller shall make an additional payment to the Purchaser, or the Purchaser shall refund to the Seller, as the case may be, in cash or immediately available funds, the amount necessary (i) to adjust the amount originally paid by the Seller on the Effective Date to the amount that would have been paid if measurements as of the close of business on the Effective Date had been utilized on the Effective Date, (ii) to reflect such adjustment to the proration items, (iii) to pay to the Purchaser any payments on any of the Deposit Loans received by the Seller after the Effective Date,
(iv) to adjust for the parties' respective shares of the costs associated with the Broker's determination of Fair Market Value, (v) to adjust for the parties' costs associated with the regulatory applications prepared and filed as contemplated by Sections 5.02 and 10.06, and (vi) to adjust for any unpaid overtime expenses payable by the Purchaser pursuant to Section 4(d).

     (g) The Seller will provide the following records pertaining to the Assumed Deposits as are contained in the BISYS system at no charge (except as otherwise provided below) to the Purchaser:

          - At least thirty (30) days prior to the Effective Date, the Seller will provide a copy of tapes and layouts containing customer information files for the Assumed Deposits. Prior to the Effective Date, the Seller will provide, subject to reimbursement by the Purchaser of the Seller's out-of-pocket costs associated with additional tapes subsequent to the first "clean" tape, additional tapes and layouts within five (5) business days (subject to the ability of BISYS to provide the information within five (5) business days) after receipt of a written request.



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          -  At least thirty (30) days prior to the Effective Date, a printed copy of all information contained in the customer information file (customer name, tax I.D., address(es), account relationships, etc.) and all customer financial data reasonably required by the Purchaser and an unlabeled, standard display format (EBCIDIC) and a comma delineated or other word processing format, fixed record length, machine readable tape copy with blocks not exceeding 5,000 bytes.

          - On or immediately preceding the business day next following the Effective Date, a printed copy of information contained in the customer information file (customer name, tax I.D., address(es), account relationships, etc.) and all customer financial data reasonably required by the Purchaser as of the close of business on the Effective Date and an unlabeled, standard display format (EBCIDIC), fixed record length, machine readable "clean" tape copy with blocks not exceeding 5,000 bytes.

          The Seller will also provide reasonable assistance to the Purchaser prior to and for a period of forty-five (45) days after the Effective Date in the deconversion of the deposit records relating to the Tidewater Branches from the BISYS system presently used by the Seller, and will assist the Purchaser, at Purchaser's request and expense, in extending the contract of the Seller with BISYS for the Purchaser's account and in providing any special deconversion assistance to the Purchaser; provided that unless the Purchaser has requested such an extension, any termination or similar fee and all reasonable expenses incurred by the Seller associated with such deconversion shall be borne by the Seller. In the event such an extension is requested, all expenses incurred must be approved by the Purchaser and billed directly to the Purchaser by BISYS. During any such conversion prior to the Effective Date, the Seller will permit the Purchaser to have employees and/or agents in the Seller's premises to monitor and assist with the conversion, provided that such monitoring and assistance does not unreasonably interfere with the Seller's operations.

     (h) On or before the Effective Date, the Seller will cancel all automatic teller machine (ATM) cards issued by it to customers of the Tidewater Branches. At least thirty (30) days prior to the Effective Date, the Seller will furnish to the Purchaser a printed copy of the Seller's complete ATM cardholder information, including PIN numbers (to the extent such information is available to the Seller).

     (i) The Seller will forward by wire to the Purchaser all incoming wires received after the Effective Date relating to accounts assumed by the Purchaser.

     (j) The Seller will render a final statement as of the Effective Date to each depositor of an account assumed under this Agreement.



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1.09  INDEMNIFICATION.

     (a) The Seller shall indemnify, hold harmless and defend the Purchaser, its directors, officers, employees, representatives and agents (collectively, the "Purchaser Indemnified Parties") from and against all claims, losses, liabilities, demands, obligations, costs and expenses, including reasonable legal fees and expenses, real estate, personal property, sales and use, social security and unemployment taxes, all accounts payable and operating expenses including salaries and utility charges (collectively, "Claims"), which the Purchaser Indemnified Parties may receive, suffer or incur relating to matters that arise from ownership and operation of the Tidewater Branches on or before the Effective Date. The Seller agrees further to defend, indemnify and hold harmless the Purchaser Indemnified Parties against all Claims resulting from any material breach of this Agreement by the Seller, or from any breach of any representation or warranty made by the Seller in the Agreement or in any certificate delivered to the Purchaser hereunder. The Purchaser will give the Seller written notice of a threatened or pending claim within thirty (30) calendar days (except in the case where the Purchaser's first notice is its receipt of the complaint, in which case such time for giving notice shall be fifteen (15) calendar days) of its learning about such claim, together with a statement of facts known to it regarding such claim. The Seller will then have forty-five (45) calendar days from the date it received such notice to investigate the claim and determine whether it will elect to assume the defense of the matter involving such claim. If it does so elect, the Seller will be given the Purchaser Indemnified Parties' full cooperation and assistance in maintaining said defense. The Seller shall not be liable for any amounts in settlement of a claim or action as described above if such settlement is effected without the Seller's written consent, which consent shall not be unreasonably withheld. It is understood that the obligations of the Seller under this paragraph shall survive the Effective Date.

          In addition to and without limitation of any other provision of this Agreement, the Seller agrees that the foregoing obligations shall extend to all Claims arising out of, relating to or resulting from any violation of, non-compliance with, or liability under any Environmental Law (as hereinafter defined) occurring, relating to or arising from conditions, circumstances, events or practices occurring at the Branch Property, or the release, emission, discharge, handling, generation, treatment, storage or disposal of hazardous materials at the Branch Property, on or after the time the Seller acquired the Branch Property and prior to the Effective Date.

     (b) The Purchaser shall indemnify, hold harmless and defend the Seller, its directors, officers, employees, representatives and agents (collectively, the "Seller Indemnified Parties") from and against all Claims which the Seller Indemnified Parties may receive, suffer or incur relating to matters that arise from ownership and operation of the Tidewater Branches after the Effective Date. The Purchaser agrees further to defend, indemnify, and hold harmless the Seller Indemnified Parties from and against all Claims resulting
from any   material breach of this Agreement by the Purchaser, or from any breach of any representation or warranty made by the Purchaser in this Agreement or in any certificate delivered to the



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Seller hereunder.  The Seller will give the Purchaser written notice of a claim within thirty (30) calendar days (except in the case where the Seller's first notice is its receipt of a complaint, in which such time for giving notice shall be fifteen (15) calendar days) of its learning about such claim, together with a statement of facts known to it regarding such claim. The Purchaser will then have forty-five (45) calendar days from the date it receives such notice to investigate the claim to determine whether it will elect to assume the defense of the matter involving such claim. If it does so elect, the Purchaser will be given the Seller Indemnified Parties' full cooperation and assistance in maintaining such defense. The Purchaser shall not be liable for any amounts in settlement of a claim or action as described above if such settlement is effected without the Purchaser's written consent, which consent shall not be unreasonably withheld. It is understood that the obligations of the Purchaser under this paragraph shall survive the Effective Date.

1.10  PRORATA ADJUSTMENT OF EXPENSES; SERVICE CONTRACTS.

     (a) All rent and other payments related to the Branch Leases, real estate taxes, personal property taxes, intangibles taxes, utility payments, service contracts assumed by the Purchaser as provided in subsection 1.10(b) below, deposit premiums (except to the extent provided in Section 5.08), insurance and similar expenses relating to the Tidewater Branches, the Assumed Deposits and/or the Branch Property shall be prorated between the parties as of the close of business on the Effective Date.

     (b) The Purchaser may elect, at its option, to assume and discharge, and the Seller shall transfer and assign to the Purchaser upon the Purchaser's request, certain service contracts and other contractual obligations and undertakings of the Seller incurred by the Seller in the ordinary course of business in connection with the operation and maintenance of the Tidewater Branches. The Seller has provided to the Purchaser information regarding such service contracts and other contractual obligations. Unless the Purchaser elects to assume any such obligations by notice to the Seller within thirty (30) days after the date of this Agreement, the Seller shall arrange for the termination of all such service contracts and other contractual obligations and undertakings at or before the close of business on the Effective Date, and shall have sole responsibility for all costs of termination in connection therewith. The Seller shall retain all liability under service contracts and other contractual obligations not assumed by the Purchaser.

1.11 ESSEX SIGNAGE AND OTHER RETAINED PROPERTY. The Seller shall be entitled to remove from the premises of the Tidewater Branches, not later than five (5) business days following the Effective Date, at its expense, and at reasonable times, upon reasonable notice and without damage or unnecessary disruption, (a) all signage displaying the "Essex" name and/or trademarks or service marks utilized by the Seller in the conduct of its business, and (b) all software and dedicated lines associated with Seller's internal data processing and internal communications systems (collectively, including the signage, the "Excluded Assets"). The

Purchaser agrees to allow the Seller to retain the Excluded Assets, which will be identified on the Fixed Assets schedule to be furnished by the Seller pursuant to Section 1.02(a)(ii).

                                   ARTICLE 2.
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser as follows:

2.01 CORPORATE ORGANIZATION AND POWERS. The Seller is a federally chartered capital stock savings bank duly organized, validly existing and in good standing under the laws of the United States of America and the rules and regulations of the Office of Thrift Supervision ("OTS"). The Seller has the corporate power and authority to own its properties, to effect this transaction and carry on its business as presently conducted. The Seller's deposits are, subject only to monetary limits established by law and regulation, insured by the Savings Association Insurance Fund ("SAIF").

2.02  BRANCH PROPERTY AND FIXED ASSETS.

     (a) The Branch Property is subject to no mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge of any nature whatsoever (other than for taxes not yet due and payable) not reflected in the title insurance commitments attached as EXHIBIT G.

     (b) The Seller has, and at the Effective Date will have, good and marketable title to the Fixed Assets, and in each case subject to no mortgage, pledge, lien, security interest, conditional sale agreement, encumbrance or charge of any nature whatsoever.

     (c) Except for the Excluded Assets, the Fixed Assets are all of the physical assets owned by the Seller and used by it to conduct the business of the Tidewater Branches as of the date hereof; the banking equipment, fixtures and furniture comprising the assets being sold is in good operating condition and repair, giving consideration to its age and use and subject to ordinary wear and tear. The Purchaser, however, acknowledges and agrees that all such property is being sold "as is" and without any warranties, express or implied, other than those specified in this paragraph.

     (d) No notice of any violation of zoning laws, building, fire, or other regulating laws, statutes, ordinances and regulations relating to the Tidewater Branches has been received by the Seller and the Seller has no knowledge of any such violation.

2.03 DEPOSIT LOANS. The Seller owns, as of the Effective Date, all Deposit Loans, free from liens and encumbrances, and has no actual knowledge of any defense to payment of any maker of any Deposit Loan. The outstanding principal and interest balances of the Deposit Loans do not exceed the balances of the deposit accounts with which they are associated.

2.04 NO VIOLATION. Neither the execution and delivery of this Agreement, nor the consummation of this sale or the Seller's performance hereunder, will violate or conflict with: (i) the Charter or Bylaws of the Seller; (ii) any provision of any agreement or any other restriction of any kind to which the Seller is a party or by which the Seller is bound; or (iii) any statute, law, decree, regulation or order of any governmental authority, once the governmental consents referred to in this Agreement are obtained; or will result in a default under, or cause the acceleration of the maturity of, any obligation or loan to which the Seller is a party.

2.05 CORPORATE AUTHORITY. The execution and delivery of this Agreement, the consummation of this sale and the Seller's performance hereunder, have been duly authorized by the Board of Directors of the Seller. No further corporate authorization on the part of the Seller is necessary to consummate the transaction.

2.06 NO LITIGATION. There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before any court, public board or body pending, or to the knowledge of the Seller threatened, against the Seller, wherein an unfavorable decision, ruling or finding would materially and adversely affect the Tidewater Branches, the Branch Property, the assets or liabilities being transferred or assumed pursuant to this Agreement, the Seller's ability to perform this Agreement or the transactions contemplated hereby.

2.07 TAXES. The Seller has filed all required tax returns and reports (including payroll withholding, sales, use, transfer, excise and property taxes) to the taxing authority of each jurisdiction to which its operations at the Tidewater Branches are subject. Seller has collected and paid over to the taxing authority of each jurisdiction to which its operations at the Tidewater Branches are subject all taxes (including tax penalties and interest) that are due and payable for periods on or prior to the Effective Date and for which the Purchaser could have transferee liability or in respect of which any of the assets being transferred to the Purchaser in connection with this Agreement could be subjected to a lien therefor. No taxing authority has assessed any claim against the Seller for the assessment of any such tax liability (including additions to tax penalties and interest), withholding or other governmental charges.

2.08 ENVIRONMENTAL MATTERS. Except as previously disclosed to the Purchaser, neither the Seller nor to the Seller's knowledge any other occupant or user of the Branch Property or any part thereof or any other person or entity has taken any action or received any written report that would result in or indicate, and the Seller has no knowledge of, any condition such that the Branch Property, including without limitation, the improvements thereon and the groundwater and soil thereunder, (i) contains or is contaminated by, any Hazardous Material (as defined below), (ii) contains (or has previously contained) any underground storage tanks,

(iii) contains any asbestos, (iv) has been used for the generation, treatment, release, installation, storage or disposal of any Hazardous Material, or for manufacturing, mining, landfilling, dumping or drycleaning purposes, (v) has been the subject of any activities representing a violation or alleged violation of any Environmental Law (as defined below) or requiring corrective action regarding elimination or control of any Hazardous Material,
(vi) has had any release of any Hazardous Material from, on, in or upon it, or faces any risk of contamination by any Hazardous Material from any nearby property, (vii) has been the subject of an environmental audit or assessment, or remedial action for any environmental problem or (viii) has transported any Hazardous Material from the Branch Property in violation of any Environmental Law or other code, ordinance, statute, rule, regulation, permit, approval or other legal requirement. As used herein, "Hazardous Material" means any substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; (ii) it is toxic, reactive, corrosive, ignitable, infectious or otherwise hazardous; or (iii) it is or contains, without limiting the foregoing, petroleum hydrocarbons. As used herein, "Environmental Law" shall mean any federal, state or local law (including common law), statute, ordinance, rule, regulation, permit, directive, license, approval, guidance, interpretation, order, or other legal requirement relating to the protection of human health, industrial hygiene or the environment, including, but not limited to, CERCLA, RCRA and the Superfund Amendments and Reauthorization Act of 1986.

2.09 INSURANCE. The Fixed Assets are covered by effective insurance in amounts at least equal to their respective fair market values and insurance against such losses as are generally insured against by comparable businesses. In addition, the Tidewater Branches are insured against casualties and such other events as included in extended coverage fire and casualty policies. All amounts due and payable under such insurance policies are fully paid, and all such insurance policies are in full force and effect.

2.10 BROKERED DEPOSITS. The Assumed Deposits do not include any "brokered deposits" within the meaning of 12 C.F.R. Section 337.6 (as in effect on January 1, 1996).

2.11 COMPLIANCE WITH LAWS. The Tidewater Branches, the Branch Property, and the Seller's operation of the Tidewater Branches are in compliance in all material respects with all applicable laws, statutes and governmental regulations that relate to the Seller or its operation of the Tidewater Branches.

2.12 EMPLOYMENT CONTRACTS. The Seller has no employment contracts with any employees who are employed by Seller in connection with the Tidewater Branches. Except as provided in Section 5.04 below, no liability or obligation to any of Seller's employees will be transferred to the Purchaser pursuant to this Agreement or the transactions contemplated hereunder.

2.13 FINDERS OR BROKERS. The Seller has not in any manner whatsoever paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby. All negotiations relating to this Agreement have been conducted by the Seller directly and without the intervention of any person in such manner as to give rise to any valid claim against any party hereto for any brokerage commission or finder's fee or other like payment.

2.14 INFORMATION. The financial and other information regarding the Tidewater Branches provided by the Seller to the Purchaser and attached to or listed in EXHIBIT H was accurate and correct in all material respects as of the dates reflected therein.

2.15 LIMITATION OF WARRANTIES. Except as may be expressly represented or warranted in this Agreement by the Seller, the Seller makes no representations or warranties whatsoever with regard to any assets being transferred to the Purchaser, or liability or obligation being assumed by the Purchaser.

                                   ARTICLE 3.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Seller the following:

3.01 CORPORATE ORGANIZATION. The Purchaser is a financial institution duly organized, validly existing and in good standing under the laws of the jurisdiction under which it was established. The Purchaser has the corporate power and authority to own or lease its properties, to effect the transactions contemplated hereby and to carry on its business as presently being conducted. The Purchaser's deposits are insured, subject only to monetary limits established by law or regulation, by the Savings Association Insurance Fund.

3.02 NO VIOLATION. Neither the execution and delivery of this Agreement, nor the consummation of this sale or the Purchaser's performance hereunder, will violate or conflict with: (i) the Charter or the Bylaws of the Purchaser; (ii) any provision of any agreement or any other restriction of any kind to which the Purchaser is a party to or by which the Purchaser is bound; or (iii) any statute, law, decree, regulation or order of any governmental authority, once the governmental consents referred to in this Agreement are obtained, or will result in a default under, or cause the acceleration of the maturity of, any obligation or loan to which the Purchaser is a party.

3.03 CORPORATE AUTHORITY. The execution and delivery of this Agreement, and the consummation of this sale and the Purchaser's performance hereunder, have been duly authorized by the Board of Directors of the Purchaser. No further corporate authorization on the part of the Purchaser is necessary to consummate this transaction.

3.04 NO LITIGATION. There is no action, suit, proceeding, inquiry or investigation, at law or in equity, or before any court, public board or body pending, or to the knowledge of the Purchaser threatened, against the Purchaser, wherein an unfavorable decision, ruling or finding would materially and adversely affect the Purchaser's ability to perform this Agreement or the transactions contemplated hereby.

3.05 FINDERS OR BROKERS. The Purchaser has not in any manner whatsoever paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby. All negotiations relating to this Agreement have been conducted by the Purchaser directly and without the intervention of any person in such manner as to give rise to any valid claim against any party hereto for any brokerage commission or finder's fee or other like payment.

                                   ARTICLE 4.
                 CONDUCT OF BUSINESS PENDING THE EFFECTIVE DATE

Pending the Effective Date, and except as otherwise consented to by the Purchaser or provided for by this Agreement:

     (a) The Seller will carry on the business of the Tidewater Branches diligently and substantially in the same manner as on the date of this Agreement.

     (b) The Seller will use reasonable efforts to preserve its business operations as conducted at the Tidewater Branches intact. The Seller further agrees to use reasonable efforts to preserve for the Purchaser the goodwill of its customers and others having relations with the business normally conducted at the Tidewater Branches, and to cooperate with and assist the Purchaser in assuring the orderly transition of such business from the Seller to the Purchaser. Nothing in this paragraph shall be construed as requiring the Seller to engage in any activities or efforts outside of the ordinary course of business as presently conducted.

     (c) The Seller will not (i) accept any new Jumbo Accounts at the Tidewater Branches unless the deposit rates paid with respect to such accounts are equal to or less than the deposit rates for accounts offered by the Seller that are not Jumbo Accounts or (ii) originate or renew any National Market Certificates of Deposit at the Tidewater Branches.

          The Seller will use its reasonable best efforts to maintain deposit rates at levels not in excess of the highest rates for identical maturities offered by Life Savings Bank, F.S.B. or Virginia Beach Federal Savings Bank (the "Compared Institutions") at the times at which the Seller establishes its rates from time to time, and with respect to deposit maturities not offered by the Compared Institutions, will use its reasonable best efforts to maintain deposit rates not in excess of the highest rates, on an interpolated basis, offered by the Compared

Institutions at the time at which the Seller establishes its rates from time to time, for their next longer and shorter maturities.

     (d) The Purchaser shall have reasonable access to the Seller's employees before the Effective Date for training and other purposes. If the Seller's employees work overtime to accomplish these purposes, Purchaser will pay the Seller's actual overtime payroll expense. Payment will be made to the Seller by the purchaser within five (5) business days after the Purchaser's receipt of written documentation of overtime paid.

                                   ARTICLE 5.
          OBLIGATIONS OF THE PARTIES PRIOR TO AND AFTER EFFECTIVE DATE

5.01 FULL ACCESS. The Seller shall afford to the officers, employees and authorized representatives of the Purchaser access to the properties, books and records pertaining to the Tidewater Branches, upon reasonable notice by the Purchaser to the Seller and at reasonable times, in order that the Purchaser may have full opportunity to make such investigations as it shall desire, of the affairs of the Seller relating to the Tidewater Branches. The Purchaser shall be entitled to inspect from time to time the condition of the Tidewater Branches and of the Fixed Assets being transferred to the Purchaser in accordance with this Agreement, and the officers of the Seller will furnish the Purchaser with such additional financial and operating data and other information as to its business and properties at the Tidewater Branches as the Purchaser shall from time to time reasonably request and as shall be available, including, without limitation, information required for inclusion in all governmental applications necessary to effect the transactions contemplated by this Agreement. Nothing in this Section 5.01 shall be deemed to require the Seller to breach any obligation of confidentiality.

5.02 REGULATORY APPLICATIONS. Each party shall prepare and file, with the cooperation of the other, as soon as practicable, but no event later than 30 days following the date of this Agreement, such applications, as required by law, to the appropriate Federal and/or State regulatory authorities for approval for the Seller and the Purchaser, respectively, to effect the transactions contemplated by this Agreement, and the parties hereto shall, if required by applicable statute or regulation, publish appropriate notice of the sale. The parties agree to use their good faith reasonable efforts to file such applications jointly if possible and to obtain such approval in a diligent manner and on a priority basis. To the extent that such applications may be filed jointly, the Purchaser shall pay the regulatory application fees and publication costs related thereto. Each party shall otherwise pay its own regulatory application fees, publication costs, if any, and legal expenses.

5.03 FURTHER ASSURANCES. Both parties hereby agree to execute and deliver such instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement, and the Seller agrees to give such bills of sale, acknowledgments and other instruments of conveyance and transfer as, in the reasonable judgment of the Purchaser, shall be necessary and appropriate to vest in the Purchaser legal and equitable title to the assets of the Seller being sold hereunder, free and clear of all liens and encumbrances. The Purchaser shall be responsible for the costs of examining title, surveys, recording of documents, etc.

5.04 RETENTION OF EMPLOYEES. The Purchaser agrees that it will offer employment to any or all employees of the Seller at the Tidewater Branches who are still so employed by the Seller as of the close of business on the Effective Date, initially at a salary comparable to that provided by the Seller to such employees, and on other terms and conditions comparable to those provided either by the Seller to such employees or by the Purchaser to similar employees. Each employee will have the right to carry over to its employment by the Purchaser all accrued but unused vacation time and sick leave. A schedule of each employee's accrued but unused vacation time and sick leave as of May 31, 1996 is attached as EXHIBIT I. Each employee has the option of accepting the offer of employment by the Purchaser, and the Seller will use reasonable efforts to encourage the employees to accept the Purchaser's offer. Employment by the Purchaser will commence as of the close of business on the Effective Date, and the Seller will terminate the employment of each employee (and their participation in employee benefit plans of the Seller) as of the close of business on the Effective Date. The Purchaser agrees that if any employee accepting employment with the Purchaser is discharged by the Purchaser within ninety (90) days of the Effective Date, such employee will receive severance benefits no less generous than those that employee would have received had he/she remained in the employ of the Seller and been terminated under the same circumstances. However, the Purchaser shall have the right to dismiss any former employee of the Seller for "cause" at any time, whether the actions or inactions constituting cause occurred under the Seller's or the Purchaser's employment, and any employee dismissed for such cause shall have no right to receive severance benefits. Notwithstanding any other provision in this Agreement, any employee of the Seller who becomes an employee of the Purchaser, like other of the Purchaser's employees, shall be an employee at will. "Cause," as used in this paragraph, shall include but not be limited to, fraud, embezzlement, dishonesty, insubordination, failure to comply with instructions, or other action or omission which the employer believes does or may materially or adversely affect its business or operations.

5.05 CONFIDENTIALITY. From and after the Effective Date, the Seller will keep confidential and will not furnish to any other person the names of the deposit and other customers of the Tidewater Branches other than as may be required under applicable law or in connection with the defense of any claim.

5.06 RISK OF LOSS. Until the close of business on the Effective Date, the risk of loss of all assets to be transferred to the Purchaser pursuant to this Agreement shall be upon the Seller.

5.07 BEST EFFORTS. The Purchaser and the Seller each agree to use their reasonable best efforts to ensure the occurrence of the Effective Date not later than September 30, 1996.

5.08 SAIF ASSESSMENT. The Seller and the Purchaser acknowledge that the United States Congress is presently considering a number of measures designed to recapitalize the SAIF, including the imposition of a one-time special assessment on institutions the deposits of which are insured by the SAIF (a "Special Assessment"). The Seller agrees that it will remain liable for, and will indemnify the Purchaser for the payment of, any Special Assessment or portion of any Special Assessment that is based upon the deposits of the Branches at any time prior to or as of the Effective Date, regardless of the date when such Special Assessment is imposed. However, the Seller shall not be liable for the amount of any Special Assessment to the extent that it is based upon deposit balances in excess of the following: (i) the Assumed Deposits or (ii) if higher, the actual amount of deposits associated with the Branches (excluding the Grafton Branch, if applicable) as of a date prior to the Effective Date.

5.09 SELLER'S COVENANT NOT TO COMPETE. The Seller agrees that (subject to the occurrence on the Effective Date of the transactions contemplated by this Agreement) it will not: (i) solicit the deposit relationships of customers owning the Assumed Deposits with current actual knowledge that the person solicited was such a customer; (ii) for a period of one (1) year after the Effective Date, open a branch within a two (2) mile radius of any Tidewater Branch (except by acquiring (through merger or otherwise) one or more branches of another financial institution); or (iii) for a period of one (1) year after the Effective Date, solicit the Purchaser's employees in the Branches to work for the Seller.

5.10 REPORTING. The Purchaser shall report in accordance with federal statutes and regulations on Forms 1099 the amount of interest on the Assumed Deposits actually paid in 1996 by the Seller and the Purchaser. The Seller agrees to provide the Purchaser with all information necessary to enable the Purchaser to comply with all tax reporting obligations for 1996 related to the Assumed Deposits (including Individual Retirement Accounts) and Deposit Loans, and the Purchaser agrees to comply with such obligations.

5.11  PURCHASER'S COVENANT.  The Purchaser agrees that for a period of one
(1) year after the Effective Date (subject to the occurrence on the Effective Date of the transactions contemplated by this Agreement), it will not solicit any of the Seller's employees to work for the Purchaser.

                                   ARTICLE 6.
                      CONDITIONS TO PURCHASER'S OBLIGATIONS

Each and every obligation of the Purchaser under the Agreement to be performed on or before the Effective Date shall be subject to the satisfaction, on or before the Effective Date, of the following conditions:

     (a) The representations and warranties made by the Seller in this Agreement shall be true in all material respects at and as of the Effective Date as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by the Purchaser.

     (b) The Seller shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Date.

     (c) From the date of this Agreement through the close of business on the Effective Date, there shall have been no material adverse change, not cured, in the business or material conditions (financial or otherwise) affecting the Tidewater Branches or the assets to be acquired by the Purchaser, except for any changes permitted or contemplated by the terms hereof, or consented to by the Purchaser. For the purposes of this subsection, a material adverse change shall be deemed to include the discovery by the Purchaser of a material environmental condition of the type described in Section 2.08.

     (d) As of the close of business on the Effective Date, no action, suit or proceeding shall be pending or threatened: (i) against the Seller which might materially and adversely affect the business, properties and assets of the Tidewater Branches or the other assets to be acquired by the Purchaser; or (ii) against either party pertaining to this transaction.

     (e) The Seller shall have made delivery to the Purchaser of the items described in Sections 1.05(a), 1.05(b) and 1.05(d).

     (f) The Seller shall have delivered to the Purchaser all appropriate tax affidavits, IRS "B" and "C" notices regarding taxpayer identification numbers and withholding, and schedules listing the deposit customers of the Tidewater Branches, the Fixed Assets and the Deposit Loans, each as of the Measurement Date or such later date on or prior to the Effective Date as is practicable under the circumstances.

     (g) The Seller and the Purchaser each shall have received from the appropriate regulatory authorities approval to effect the transactions contemplated by this Agreement, including, as to the Purchaser, approval to operate the Tidewater Branches, which approval is not subject to any conditions that cannot be satisfied with reasonable effort within a reasonable time.

     (h) The Seller shall have delivered to the Purchaser a certificate executed by its President, dated the Effective Date, certifying that the representations and warranties made by the Seller in this Agreement are true in all material respects at and as of the Effective Date as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by the Purchaser.

                                   ARTICLE 7.
                     CONDITIONS TO THE SELLER'S OBLIGATIONS

Each and every obligation of the Seller under this Agreement to be performed on or before the Effective Date shall be subject to the satisfaction, on or before the Effective Date, of the following conditions:

     (a) The representations and warranties made by the Purchaser in this Agreement shall be true in all material respects at and as of the Effective Date as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by the Seller.

     (b) The Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Date.

     (c) The Seller and the Purchaser each shall have received from the appropriate regulatory authorities approval to effect the transactions contemplated by this Agreement, which approval is not subject to any conditions that cannot be satisfied with reasonable effort within a reasonable time.

     (d) The Purchaser shall have delivered to the Seller a certificate executed by its President, dated the Effective Date, certifying that the representations and warranties made by the Purchaser in this Agreement are true in all material respects at and as of the Effective Date as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by the Seller.

                                   ARTICLE 8.
           CONDITIONS TO THE SELLER'S AND THE PURCHASER'S OBLIGATIONS

Each and every obligation of the parties under this Agreement to be performed on or before the Effective Date shall be subject to the satisfaction, on or before the Effective Date, of the following conditions: approval by the appropriate regulatory authorities shall have been obtained and, as applicable, termination or relocation of branch operations conducted by the Seller at the Tidewater Branches' locations and the Seller's consummation of this sale shall not have been objected to by the appropriate regulatory authority.

                                   ARTICLE 9.
                                   TERMINATION

9.01 METHODS OF TERMINATION. This Agreement may be terminated at any time, but not later than the Effective Date:

     (a)  By mutual agreement of the Purchaser and the Seller; or

     (b) By the Purchaser if any of the conditions provided for in Article 6 of this Agreement shall not have been met or waived in writing by the Purchaser at the earlier of the time established for the Effective Date and December 31, 1996 after the Purchaser's written notice to the Seller and the Seller's failure to cure within a reasonable period of time; or

     (c) By the Seller if any of the conditions provided for in Article 7 of this Agreement shall not have been met or waived in writing by the Seller at the earlier of the time established for the Effective Date and December 31, 1996 after the Seller's written notice to the Purchaser and the Purchaser's failure to cure within a reasonable period of time; or

     (d) By either party if any of the conditions provided for in Article 8 shall not have been met at the earlier of the time established for the Effective Date and December 31, 1996.

9.02  PROCEDURE UPON TERMINATION.  In the event of termination pursuant to
Section 9.01 hereof, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice, unless an extension is consented to by the party or parties having the right to terminate. If this Agreement is terminated as provided herein:

     (a) Each party will redeliver all documents, work papers and other materials of the other party relating to this transaction, whether so obtained before or after the execution hereof, to the party furnishing the same; and

     (b) All information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for business advantage by such party or disclosed by such party to third persons to the detriment of the party furnishing such information or if otherwise prohibited by state or federal law.

     (c) Nothing contained in this Article 9 shall be deemed to excuse either party for a breach of any of its obligations or agreements undertaken or made in this Agreement.

9.03 PAYMENT OF EXPENSES. If this Agreement is terminated as provided herein:

     (a) then if this Agreement has been terminated because of the Purchaser's failure to perform and comply in all material respects with its obligations under this Agreement, then the Purchaser shall be liable for the reasonable expenses of the Seller incurred in connection with the transactions contemplated by this Agreement.

     (b) then if this Agreement has been terminated because of the Seller's failure to perform and comply in all material respects with its obligations under this Agreement, then the Seller shall be liable for the reasonable expenses of the Purchaser incurred in connection with the transactions contemplated by this Agreement.

                                   ARTICLE 10.
                            MISCELLANEOUS PROVISIONS

10.01 AMENDMENT AND MODIFICATION. The parties hereto, by mutual consent of their respective duly authorized officers, may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

10.02 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, prior to the Effective Date, by either of the parties hereto without the prior written consent of the other.

10.03 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.04 HEADINGS. The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part hereof.

10.05 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the parties hereto contained herein shall survive for a period of eighteen (18) months after the Effective Date, unless stated otherwise herein.

10.06 PAYMENT OF EXPENSES. Each party herein shall pay for its own expenses incurred in connection with the transactions contemplated by this Agreement except as stated otherwise herein. Except as otherwise provided herein, any expenses, fees and costs necessary for any approvals of the appropriate Federal and/or State regulatory authorities or for any notice to depositors of the assumption of deposit liabilities provided for in this Agreement shall be paid by the Purchaser.

10.07 GOVERNING LAW. This Agreement shall be deemed to have been made and executed in the Commonwealth of Virginia, and shall be governed by the laws of the Commonwealth of Virginia.

10.08 CUSTOMER NOTICES. The Seller shall permit the Purchaser access to names and addresses of depositors, including Individual Retirement Account ("IRA") customers, of the Tidewater


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

Branches at least 30 days prior to the Effective Date for purposes of preparing for publication and direct mailings, and the Seller will cooperate with the Purchaser to enable the Purchaser to notify such depositors of the impending transfer of their accounts, which notice will be subject to the Seller's approval, which shall not be unreasonably withheld. In addition, the Seller will give all legally required notices to its customers at the Tidewater Branches. With respect to the transfer of any IRA accounts at the Tidewater Branches, the Seller shall comply with all laws and regulations relating to the prior notification of the transfer of IRA accounts.

10.09 ADDRESSES FOR NOTICE, ETC. All notices, requests, demands and other communications provided for hereunder and under the related documents shall be in writing (including telegraphic and facsimile communications) and mailed (by registered or certified mail) or telegraphed or delivered in person or by facsimile to the applicable party at the addresses indicated below.

     If to the Seller:        Mr. Gene D. Ross
                              Chief Executive Officer
                              Essex Savings Bank, F.S.B.
                              200 Golden Oak Court, Suite 200
                              Virginia Beach, VA 23452

     With a copy to:          James J. Wheaton, Esquire
                              Willcox & Savage, P.C.
                              1800 NationsBank Center
                              Norfolk, VA 23510

     If to the Purchaser:     Mr. Michael S. Ives
                              President and Chief Executive Officer
                              CENIT Bank, FSB
                              225 West Olney Road
                              Norfolk, VA 23510

     With a copy to:          Hugh B. Wellons, Esquire
                              Mays & Valentine
                              1111 East Main Street, 23rd Floor
                              Richmond, VA 23219

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section.

10.10 NO THIRD PARTY BENEFICIARIES. It is the intention of the parties that nothing in this Agreement shall be deemed to create any right with respect to any person or entity not a party to this Agreement.


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

10.11 CONFIDENTIALITY. The Seller and the Purchaser agree that they will not, without the consent of the other, issue any press releases or make any public disclosure regarding the transactions contemplated by this Agreement, except as otherwise required by law. The Seller and the Purchaser agree that the terms of this Agreement are confidential, and shall not be disclosed to any other party, except as otherwise required by law or with the consent of the other. The Seller and the Purchaser acknowledge that it is contemplated that the Purchaser will issue a press release, subject to the Seller's review and consent, in connection with the execution of this Agreement.


















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

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers and their corporate seals to be affixed as of the date first written above.

                              ESSEX SAVINGS BANK, F.S.B.


                              By:  /s/Gene D. Ross
                                   ------------------------------------------
                                   Gene D. Ross
                                   Chief Executive Officer


                              CENIT BANK, FSB


                              By:  /s/Michael S. Ives
                                   -------------------------------------------
                                   Michael S. Ives
                                   President and Chief Executive Officer

                            EXHIBIT A

                       TIDEWATER BRANCHES


1.   Hampton Branch
     550 Settlers Landing Road
     Hampton, VA 23669

2.   Newport News Branch
     13307 Warwick Boulevard
     Newport News, VA 23602

3.   Portsmouth Branch
     3511 High Street
     Portsmouth, VA 23707

4.   Norfolk Branch
     1901 Granby Street
     Norfolk, VA 23517

5.   Grafton Branch
     4428 George Washington Memorial Highway
     Grafton, VA 23692









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

                            EXHIBIT B

                         BRANCH PROPERTY


1.   Hampton Branch
     550 Settlers Landing Road
     Hampton, VA 23669

2.   Newport News Branch
     13307 Warwick Boulevard
     Newport News, VA 23602

                            EXHIBIT C

                          BRANCH LEASES


1.   Norfolk Branch
     1901 Granby Street
     Norfolk, VA 23517

5.   Grafton Branch
     4428 George Washington Memorial Highway
     Grafton, VA 23692

Copies of Leases are attached.


















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